                        December 30, 1997



Board of Directors
Classic Bancshares, Inc.
344 Seventeenth Street
Ashland, KY  41101-7628

Members of the Board:

   We have acted as counsel to Classic Bancshares, Inc. (the "Corporation") in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement") relating to 200,000 shares of the Corporation's Common Stock, par value $.01 per share (the "Common Stock"), to be offered pursuant to the Classic Bancshares, Inc. Employees' Savings & Profit Sharing Plan and Trust (the "Plan") and related interests in the Plan.

   In this connection, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Plan and agreements thereto, the Corporation's Certificate of Incorporation, Bylaws, resolutions of its Board of Directors and such other documents and corporate records as we have deemed appropriate for the purpose of rendering this opinion.

   Based upon the foregoing, it is our opinion that the shares of Common Stock and interests in the Plan covered by the Registration Statement will, when sold, be legally issued, fully paid and non-assessable.

                             Very truly yours,


                             /s/ Silver, Freedman & Taff, L.L.P.

                             SILVER, FREEDMAN & TAFF, L.L.P.